EXHIBIT 2










               _______________________________

                  ASSET PURCHASE AGREEMENT
               _______________________________



                 DATED AS OF JULY 25, 1999,

                            AMONG

   GRAPHIC PACKAGING CORPORATION and GP HOLDINGS, INC., as
                           Seller,

                             AND

            SONOCO PRODUCTS COMPANY, as Purchaser













                      TABLE OF CONTENTS

                                                        Page

ARTICLE I  PURCHASE AND SALE                               1
     1.1  Agreement to Sell                                1
          1.1.1     Included Assets                        2
          1.1.2     Excluded Assets                        2
     1.2  Agreement to Purchase and Assume                 3
     1.3  The Purchase Price                               3
          1.3.1     Purchase Price                         3
          1.3.2     Payment of Purchase Price              3
          1.3.3     Allocation of Purchase Price           4
          1.3.4     Risk of Loss                           4
     1.4  Assumption of Liabilities                        4
          1.4.1     Assumed Liabilities                    4
          1.4.2     Excluded Liabilities                   4
     1.5  Closing Statement of Transferred Assets and
          Assumed Liabilities                              5

ARTICLE II  CLOSING AND CERTAIN MATTERS                    6
     2.1  Closing                                          6
     2.2  Items to be Delivered at Closing                 6
     2.3  Third-Party Consents                             8
     2.4  Change in Name                                   8
     2.5  Further Assurances                               8

ARTICLE III  REPRESENTATIONS AND WARRANTIES                9
     3.1  Representations and Warranties of the Seller     9
          3.1.1     Corporate Existence                    9
          3.1.2     Corporate Power; Authorization
                    Enforceable Obligations                9
          3.1.3     No Interest in Other Entities or
                    Business Assets                        9
          3.1.4     Capital Stock of Transferred
                    Subsidiaries                           9
          3.1.5     Validity of Contemplated
                    Transactions, etc.                    10
          3.1.6     No Third-Party Options                10
          3.1.7     Financial Statements                  10
          3.1.8     Accounts Receivable                   10
          3.1.9     Inventory                             11
          3.1.10    Tax and Other Returns and Reports     11
          3.1.11    Books and Records                     11
          3.1.12     Existing Conditions                  11
          3.1.13    Compliance with Law; Authorizations   12
          3.1.14    Litigation                            13
          3.1.15    Insurance                             13
          3.1.16    Contracts and Commitments             13
          3.1.17    Description of and Title to Assets    14
          3.1.18    Limitation of Warranties and Remedies 15
          3.1.19    Labor Matters                         15
          3.1.20    Employee Benefit Plans and
                    Arrangements                          15
                    (a) Identification of U.S. Employee
                        Benefit Plans                     15
          3.1.21    Intellectual Property Matters         18
          3.1.22    Environmental Matters                 18
          3.1.23    Real Property                         19
                    (a) Real Property Defined             19
                    (b) Title to Owned Real Property      19
                    (c) Leased Real Property              20
                    (d)  No Violations                    20
          3.1.24    Availability of Documents             20
          3.1.25    Y2K                                   20
          3.1.26    Undisclosed Liabilities               21
     3.2  Representations and Warranties of Purchaser     21
          3.2.1     Corporate Existence                   21
          3.2.2     Corporate Power and Authorization     21
          3.2.3     Validity of Contemplated
                    Transactions, etc                     21
     3.3  Investment Intent; Status                       21

ARTICLE IV  AGREEMENTS PENDING CLOSING                    22
     4.1  Agreements of Seller Pending the Closing        22
          4.1.1     Business in the Ordinary Course       22
          4.1.2     Existing Condition                    22
          4.1.3     Maintenance of Physical Assets        22
          4.1.4     Employees and Business Relations      22
          4.1.5     Maintenance of Insurance              22
          4.1.6     Maintenance of Authorizations, etc.   22
          4.1.7     Update Schedules                      22
          4.1.8     Conduct of Business                   23
          4.1.9     Sale of Assets; Negotiations          23
          4.1.10    Access                                23
     4.2  Agreements of Purchaser Pending the Closing     23
          4.2.1 Actions of Purchaser                      24
          4.2.2     Confidentiality                       24
          4.2.3     Financial Capacity                    24
     4.3  Hart-Scott-Rodino Act                           24
     4.4  Press Releases                                  24
     4.5  Compliance with Bulk Sales Laws                 24

ARTICLE V  CONDITIONS PRECEDENT TO THE CLOSING            25
     5.1  Conditions Precedent to Purchaser's Obligations 25
          5.1.1     Representations and Warranties True
                    as of the Closing Date                25
          5.1.2     Compliance with this Agreement        25
          5.1.3     Closing Certificate                   25
          5.1.4     No Pending Litigation                 25
          5.1.5     Consents and Approvals                25
          5.1.6     HSR Act                               25
          5.1.7     Approval of Counsel; Corporate
                    Matters                               25
          5.1.8     Opinion of Counsel                    26
          5.1.9     Competition Act                       26
     5.2  Conditions Precedent to the Obligations of
          Seller                                          26
          5.2.1     Representations and Warranties True
                    as of the Closing Date                26
          5.2.2     Compliance with this Agreement        26
          5.2.3     Closing Certificates                  26
          5.2.4     No Pending Litigation                 26
          5.2.5     Approval of Counsel; Corporate
                    Matters                               26
          5.2.6     Competition Act                       27
          5.2.7     HSR Act                               27

ARTICLE VI  OTHER MATTERS                                 27
     6.1  Labor and Employment                            27
          6.1.1     Offers of Employment                  27
          6.1.2     Collective Bargaining Agreements      28
          6.1.3     Workers Compensation                  28
          6.1.4     Vacation Pay                          28
          6.1.5     Plant Closing Laws                    28
     6.2  Employee Benefits                               28
          6.2.1     Seller's Obligations and Plan Assets  28
          6.2.2     Credit for Service and Payments       28
          6.2.3     COBRA                                 29
          6.2.4     401(k) Plan Transfer                  29
          6.2.5     Contribution to the Pension Plan      30
     6.3  Maintenance of Books and Records                30
     6.4  Payments Received                               30
     6.5  Use of Names                                    31
     6.6  Asset Acquisition Statement                     31
     6.7  Tax Agreements                                  31
     6.8  Limitations With Respect to Graphic Packaging
          Canada Corporation.                             31
     6.9  Section 116 Certificate                         32
     6.10 Covenant Not to Compete or Solicit Business     32

ARTICLE VII  SURVIVAL OF REPRESENTATIONS AND WARRANTIES
             AND INDEMNIFICATION                          33
     7.1  Survival of Representations and Warranties of
          Seller                                          33
     7.2  Survival of Representations and Warranties of
          Purchaser                                       35
     7.3  Defense of Claims                               36
          7.3.1     Third Party Claims                    36
          7.3.2     Other Claims                          37
     7.4  Continued Liability for Indemnity Claims        38
     7.5  Limitations on Indemnification                  38
          7.5.2     Limitation on Recovery                38
          7.5.3     Time Limits on Claims                 38
     7.6  Exclusive Remedies                              38
     7.7  No Avoidance                                    39
     7.8  Effect of Representations and Warranties        39

ARTICLE VIII  TERMINATION                                 39
     8.1  Termination                                     39
     8.2  Effect of Termination                           40

ARTICLE IX  MISCELLANEOUS                                 40
     9.1  Section 338(h)(10) Election                     40
     9.2  Brokers' and Finders' Fees                      41
     9.3  Sales, Transfer and Documentary Taxes, etc.     41
     9.4  Expenses                                        42
     9.5  Contents of Agreement; Parties in Interest;
          etc.                                            42
     9.6  Assignment and Binding Effect                   42
     9.7  Waiver                                          42
     9.8  Notices                                         42
     9.9  Governing Law                                   43
     9.10 No Benefit to Others                            43
     9.11 Headings, Gender and "Person."                  44
     9.12 Schedules and Exhibits                          44
     9.13 Severability                                    44
     9.14 Counterparts                                    44

DEFINITIONS TO ASSET PURCHASE AGREEMENT                   46

DISCLOSURE SCHEDULE TO ASSET PURCHASE AGREEMENT           48





                  ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of July 25, 1999, by and among GRAPHIC PACKAGING CORPORATION, a Delaware corporation ("GPC"), GP HOLDINGS, INC., a Colorado corporation ("Holdings") (collectively, GPC and Holdings are referred to herein as "Seller"), and SONOCO PRODUCTS
COMPANY, a South Carolina corporation ("Purchaser").

                          RECITALS

     A. Seller and Seller's subsidiaries, through Seller's Flexible Packaging Division, are in the business of converting flexible packaging materials for the beverage, confectionery, coffee, bakery, salty snack and other packaged consumer goods industries and supplying strategic customers within the medical industry with a range of packaging products. Seller is headquartered in Golden, Colorado and converts flexible packaging materials at six dedicated manufacturing facilities, four of which are located in Canada (Winnipeg, MN; Mississauga, ON; Terrebonne, PQ; and Vancouver, BC) and two of which are located in the United States (Franklin, OH; and Charlotte,
NC). The business operations of Seller described above (collectively, the "Business") are carried on as an autonomous and distinct business.

     B. Purchaser desires to purchase all of the Business and all of the Assets (as defined in Section 1.1) of Seller used therein except for the Excluded Assets (as defined in Section 1.1.2).

     C. Upon and subject only to the terms and conditions contained in this Agreement, Seller desires to sell and Purchaser desires to purchase the Business and Assets.

     D. Each Seller is a direct or indirect subsidiary of ACX Technologies, Inc. ("ACX"), a Colorado corporation.

     NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                          AGREEMENT

                          ARTICLE I
                      PURCHASE AND SALE

     1.1 Agreement to Sell. Upon and subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Purchaser contained herein, at the Closing (as defined in Section 2.1 hereof), Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser all right, title and interest of Seller in and to (a) the Business as a going concern and (b) all assets, properties and rights of Seller (including the shares of stock of the Transferred Subsidiaries held by Seller) used exclusively or held for exclusive use therein or generated thereby, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated and whether owned, leased or subject to other rights, title or interests of Seller or the Transferred Subsidiaries (such Business, assets, properties and rights being herein sometimes collectively called the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature except Permitted Liens (as defined in Section
3.1.23 hereof).

          1.1.1 Included Assets. Without limiting the generality of the foregoing Section 1.1, the Assets shall include, without limitation, (a) all assets, properties and rights of Seller reflected on the Closing Statement (as defined in Section 1.5) and (b) all assets, properties and rights of Seller specifically set forth on Schedule 1.1.1 of the Disclosure Schedule.

          1.1.2     Excluded Assets.  Notwithstanding the
foregoing, the Assets shall not include any of the following
(collectively, the "Excluded Assets"):

               (a)  the stock or assets, properties or
rights of any subsidiaries of Seller  (except Graphic
Packaging Canada Corporation ("GPCC") and Graphic Packaging
Flexible Corporation (the "Transferred Subsidiaries"));

               (b)  cash on hand in banks or other
depositories or other cash equivalents of Seller (including for this purpose all collected funds and items received in bank accounts associated with Seller through 12:01 a.m.
local time in Denver, Colorado on the Closing Date);

               (c)  the names "Graphic Packaging
Corporation," "Graphic Packaging Flexible Sales, Inc.,"
"Graphic Packaging Canada Corporation" and "Graphic
Packaging Flexible Corporation" and all goodwill associated with such names, together with all French language versions thereof provided that Purchaser may use inventory or supplies which have such names included;

               (d)  the corporate seals, articles of
incorporation, corporate records, minute books, stock books, tax returns, books of account and other records having to do with the corporate organization of Seller;

               (e) the rights that accrue or will accrue to Seller under this Agreement;

               (f)  the rights to any claims for any
federal, provincial, state, local, or foreign tax refunds or any tax credits or tax attributes belonging to or related to Seller or the Business, including, but not limited to, such rights related to the reimbursement, refund or other return of monies, tax refunds, tax credits or tax attributes (whether received before or after Closing) related to taxes paid to Revenue Canada prior to the Closing and to the 1988 reassessments of Graphic Packaging Canada Corporation by Revenue Canada, and any monies held in escrow pursuant to the Escrow Agreement, dated July 1, 1994, among ACX, the stockholders of Gravure International Capital Corporation, and Wachovia Bank;

               (g)  Refunds or other monies that may be
payable to Seller or its affiliates pursuant to the proceeding described on Schedule 3.1.14.

               (h)  the assets of any employee benefit plan
(as defined in Section 3.1.20(a)) and any amounts withheld from employee salary or wages; and

               (i)  the assets, properties or rights set
forth in Schedule 1.1.2 of the Disclosure Schedule.

     1.2 Agreement to Purchase and Assume. Upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, at the Closing, Purchaser shall purchase the Business and the Assets from Seller in exchange for the Purchase Price (defined in Section 1.3). In addition, at the Closing, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, in accordance with their terms the Assumed Liabilities (as defined in Section 1.4). Except as specifically excluded as Excluded Liabilities, Purchaser shall assume and be responsible for all liabilities and obligations of Seller related to the Assets or the Business.

     1.3  The Purchase Price.

          1.3.1     Purchase Price.  The Purchase Price
shall be an amount equal to:

               (a)  $105,000,000 in cash;

               (b)  (i)  less, the amount, if any, by which
     the Net Working Capital (hereinafter defined) on the Closing Date as reflected on the Closing Statement
     (defined in Section 1.5) is less than the Net Working
     Capital on the Interim Statement (defined in Section
     3.1.7); or

                    (ii)  plus, the amount, if any, by which
     the Net Working Capital on the Closing Date as reflected on the Closing Statement is more than the Net
     Working Capital on the Interim Statement.

"Net Working Capital" as of a given date means the aggregate book value of all assets of a kind designated as current assets on a balance sheet prepared in accordance with generally accepted accounting principles ("GAAP") and which would have been included in the Assets if the Closing had taken place on such date minus the aggregate book value of all liabilities of a kind designated as current liabilities on a balance sheet prepared in accordance with generally accepted accounting principles and which would have been included in the Assumed Liabilities if the Closing had taken place on such date.

          1.3.2     Payment of Purchase Price.  On the
Closing Date Purchaser shall pay to Seller, on account of the Purchase Price, the amount of $105,000,000 (the "Closing Payment") in cash by wire transfer of immediately available funds. If the Purchase Price exceeds the Closing Payment, Purchaser shall pay such excess within seven days after the Adjustment Date (as defined in Section 1.5 hereof) to Seller in cash by wire transfer of immediately available funds in the amount of such excess. If the Closing Payment exceeds the Purchase Price, Seller shall pay such excess within seven days after the Adjustment Date to Purchaser in cash by wire transfer of immediately available funds in the amount of such excess. The Purchase Price is also subject to adjustment pursuant to Section 6.9 of this Agreement.

          1.3.3     Allocation of Purchase Price.  The
Purchase Price and the liabilities assumed by Purchaser in accordance with Section 1.4 hereof and any non-recourse liabilities to which any Asset is subject (together, the "Total Consideration") as finally determined shall be allocated among the Assets acquired hereunder as described on Schedule 1.3.3 of the Disclosure Schedule. Each of Seller and Purchaser covenants and agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with this Section 1.3.3 and Schedule 1.3.3.

          1.3.4 Risk of Loss. Until the Closing, any loss of or damage to the Assets from fire, casualty or other occurrence shall be the sole responsibility of Seller. If any such loss or damage occurs prior to Closing, Seller shall not be required to replace such Asset before or after Closing, and at Closing (subject to the provisions of Section 5.1) shall assign any insurance proceeds received or to be received relating to such Asset or, if greater than such insurance proceeds, credit against the Purchase Price payable by Purchaser the book value of such Asset. As of the Closing, any insurance that Seller may have with respect to the Assets shall terminate and on or after Closing any loss of or damage to the Assets shall be the sole responsibility of Purchaser. No insurance policy or coverage with respect to the Assets will be assigned to Purchaser in connection with the sale hereunder.

     1.4  Assumption of Liabilities.

          1.4.1 Assumed Liabilities. At the Closing and except as otherwise specifically provided in this
Section 1.4, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, in accordance with their terms, all liabilities and obligations of Seller and the Transferred Subsidiaries in respect of the Business or any of the Assets existing as of the Closing Date, except Excluded Liabilities (collectively "Assumed Liabilities").

     For purposes of the definitions of Assumed Liabilities and Excluded Liabilities as used in this Agreement and for purposes of Sections 3.1.26 and 3.1.27, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, liability, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, accrued or unaccrued, secured or unsecured, foreseeable or unforeseeable (hereinafter sometimes referred to as "Liabilities").

          1.4.2 Excluded Liabilities. In no event shall Purchaser assume or incur any liability or obligation of Seller whatsoever in respect of any of the following (collectively "Excluded Liabilities"); and to the extent that Excluded Liabilities are the primary liability of a Transferred Subsidiary, Seller shall assume such Excluded Liability.

          (a) any Taxes (as defined in Section 3.1.10) payable for any period prior to the Closing Date with respect to the business, assets, properties or operations of Seller or any member of any affiliated group of which Seller is a member;

          (b) any liability or obligation under or arising or incurred in connection with any of the Excluded Assets to the extent that it relates directly to an Excluded Asset;

          (c) any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of Seller or a Transferred
Subsidiary, whether or not employed by Purchaser after the Closing, or under any benefit arrangement with respect thereto, except as expressly set forth in Section 6.1 hereof;

          (d) any liability or obligation of Seller or a Transferred Subsidiary arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, accountants and other experts; or

          (e) any liability arising under the litigation listed in Schedule 3.1.14.

     1.5 Closing Statement of Transferred Assets and Assumed Liabilities. As promptly as practicable after the Closing Date, Seller shall cause to be prepared a Closing Statement of Transferred Assets and Assumed Liabilities as of the Closing Date ("Closing Statement") which shall state the Working Capital as of the Closing Date on the same basis as used to determine Working Capital in the Interim Statement.

     In preparing the Closing Statement, a physical inventory shall be conducted by Seller consistent with past practice for the purpose of preparing the Inventory valuation and Purchaser or its representatives shall have the right to observe the taking of such physical inventory. Within sixty (60) calendar days after Closing, Seller shall provide to Purchaser the draft Closing Statement including an itemized list of the Inventory as of the Closing Date with values for each item of Inventory valued in accordance with GAAP, an itemized list of accounts receivable included in the Assets as of the Closing Date and an itemized list of the accounts payable of the Transferred Subsidiaries as of the Closing Date. If Purchaser does not object (by written notice to Seller) to such statement within fifteen (15) calendar days from receipt thereof by Purchaser, the statement shall be deemed accepted. Any written notice of objection by Purchaser hereunder shall specify in reasonable detail the nature of any disagreement so asserted, and shall include all supporting schedules, analyses, working papers and other documentation. Purchaser shall be deemed to have agreed with all items and amounts included in the statement except such items that are specifically disputed in its written notice of objection. If Purchaser makes a timely objection to the statement as prepared by Seller, Purchaser and Seller shall have twenty (20) calendar days from receipt of such objection by Seller in which to reach agreement as to the statement. If no agreement is reached in said twenty
(20) calendar day period, at the end of such period, Purchaser and Seller shall appoint PricewaterhouseCoopers, LLP (the "Arbiter") to arbitrate the dispute and prepare the Closing Statement. The determination of the Arbiter shall be binding on the parties hereto. Seller and Purchaser shall each pay one-half of the fees and expenses of the Arbiter.

     The "Adjustment Date" shall be the later of the 15th day after delivery of the report of the Arbiter pursuant hereto, or the next day following the day upon which any dispute concerning the amount of the Purchase Price is resolved.


                         ARTICLE II
                 CLOSING AND CERTAIN MATTERS

     2.1 Closing. The Closing of the sale and purchase of the Assets shall take place at 10:00 A.M. local time on September 2, 1999 at the offices of Holme Roberts & Owen LLP, Suite 4100, 1700 Lincoln, Denver, Colorado 80203, or on such other date and at such other place as may be mutually agreed upon in writing by Purchaser and Seller (the "Closing"). The date of the Closing is sometimes herein referred to as the "Closing Date." For purposes of the purchase and sale of the Assets and the assumption of the Assumed Liabilities and any prorations of expenses and income hereunder and otherwise, the effective time of the Closing shall be 12:01 A.M. local time in Denver, Colorado, on the Closing Date.

     2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

          (a)  Seller shall deliver to Purchaser the
following:

               (i)  such stock certificates, special or
     limited warranty deeds and bills of sale, assignments, and other instruments and documents of conveyance and transfer, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets;

               (ii) all books and records of Seller and the Transferred Subsidiaries, which includes agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Assets, and to the extent transferable, computer programs and software, data bases whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks; provided, however, that Seller shall be entitled to retain copies of all terminated or expired contracts, agreements, commitments, leases and litigation documents;

               (iii)     valid share certificates issued by
     the Transferred Subsidiaries evidencing all of the issued shares of each such corporation, each duly endorsed in blank or with separate stock powers duly endorsed in blank attached;

               (iv) the original corporate minute books and stock records of each of the Transferred Subsidiaries;

               (v)  resignations and releases from each of
     the officers and directors of each of the Transferred
     Subsidiaries;

               (vi) a certificate of good standing of ACX, Seller and each of the Transferred Subsidiaries as of the most recent practicable date, from the Secretary of State of the state of incorporation or organization for each corporation;

               (vii)     the certificate of an officer of
     Seller certifying (a) the adoption and copies of resolutions of the boards of Directors of ACX and Seller approving the transactions contemplated by this Agreement and (b) the incumbency of the officers of Seller who are either executing this Agreement or any of the other documents contemplated hereunder, and the certificate of an officer of affiliates of Seller certifying (a) the adoption and copies of any resolution evidencing any other required corporate approvals by any of the affiliates of Seller and
     (b) the incumbency of the officers of affiliates of Seller who are executing any of the other documents contemplated hereunder;

               (viii)    the certificate of an officer of
     each Transferred Subsidiary certifying and attaching thereto true and complete copies of the Organization Documents of the Transferred Subsidiaries (the certificate of incorporation attached thereto shall be certified by the applicable Secretary of State or other authority); and

               (ix) evidence of the filing of the name
     changes for the Transferred Subsidiaries as contemplated by Section 2.4 of this Agreement.

and simultaneously with such delivery, all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Assets.

          (b)  Purchaser shall deliver to Seller the
following:

               (i)  the Closing Payment in accordance with
     Section 1.3.2 hereof; and

               (ii) an assumption agreement whereby
     Purchaser assumes and agrees to pay, discharge or perform, as appropriate, the Assumed Liabilities.

          (c) The parties hereto shall also deliver to each other the agreements, opinions certificates and other documents and instruments referred to in Article V hereof.

     2.3 Third-Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, Authorization (as defined in Section 3.1.13) or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign or an assignment of the same if such agreement or assignment would constitute a breach thereof or be unlawful, and Seller shall use reasonable efforts (but without any obligation to make any unreimbursed expenditure other than routine administrative costs and expenditures that would be required in any event in respect of any period prior to Closing) to obtain any such required consent as soon as practicable after the date hereof. If any such consent shall not be obtained prior to Closing or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of such rights, Seller shall cooperate after Closing with Purchaser in any reasonable arrangement for a reasonable period of time designed to provide such benefits to Purchaser. If such arrangement cannot be made, Purchaser shall not have any obligation with respect to such Asset intended to be assigned.

     2.4 Change in Name. On the Closing Date, Seller shall deliver to Purchaser or to the applicable governmental authority all such executed documents as may be required to change the name of each of the Transferred Subsidiaries to another name bearing no similarity to Graphic Packaging Corporation, such replacement names to be provided to Seller by Purchaser not later than five business days prior to Closing. Such executed documents shall include, but not be limited to, a name change amendment with the Secretary of State or other applicable governmental authority in the state or other jurisdiction where the applicable Transferred Subsidiary is incorporated or otherwise organized and an appropriate name change notice for each province, state or other jurisdiction where the applicable Transferred Subsidiary is qualified to do business. Seller appoints effective on and after the Closing Purchaser as its attorney-in-fact to file such documents, provided that Purchaser agrees that it shall file such documents on the Closing Date or as promptly thereafter as practicable.

     2.5 Further Assurances. Each of Seller and Purchaser from time to time after the Closing, upon request of the other, will execute, acknowledge and deliver to each other such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as may be reasonably required (but without any obligation on the part of any party to make any unreimbursed expenditure other than routine administrative costs and expenditures) in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable or cause Purchaser to complete, perform or discharge any of the Assumed Liabilities or to protect Seller's or Purchaser's rights under this Agreement. Each of the parties hereto will use reasonable efforts (but without any obligation on the part of any party to make any unreimbursed expenditure other than routine administrative costs and expenditures) to cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


                         ARTICLE III
               REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Seller. Sellers represent and warrant to Purchaser as of the date hereof, except as set forth on the Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates, as set forth below.

     For purposes of this Agreement "Material Adverse Effect" shall mean any event, change, occurrence or condition, singly or together with any other event, change, occurrence or condition, which would have a material adverse effect on the condition, financial or otherwise, of the Assets or the Business, in each case taken as a whole, and references to "Business Entities" means Seller and the Transferred Subsidiaries.

          3.1.1 Corporate Existence. Each Business Entity (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (ii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where failure to so qualify would have a Material Adverse Effect.

          3.1.2     Corporate Power; Authorization
Enforceable Obligations. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the valid and binding obligations of Seller as it is a party thereto, enforceable against it in accordance with their respective terms.

          3.1.3     No Interest in Other Entities or
Business Assets. Except for interests in the entities described in Schedule 3.1.3 of the Disclosure Schedule (such entities are hereinafter referred to as the "Subsidiaries"), no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity relating to the Business are owned by any Business Entity, other than shares of capital stock representing immaterial, non-controlling interests obtained by Seller in the ordinary course of the Business. The Assets being transferred hereby constitute all of the assets, properties and rights of Seller used exclusively in and constituting the Business.

          3.1.4     Capital Stock of Transferred
Subsidiaries. All of the issued and outstanding shares of capital stock of the Transferred Subsidiaries as set forth on Schedule 3.1.4 of the Disclosure Schedule (collectively, the "Transferred Subsidiary Shares") are owned directly by GPC or, except in the case of GPCC only, through Holdings.
All of the Transferred Subsidiary Shares have been duly authorized and validly issued and are fully paid and non-assessable. At Closing the Transferred Subsidiary Shares will not be subject to any liens or restrictions on transfer, other than restrictions imposed by applicable securities laws. There is no authorized or outstanding option, subscription, warrant, call, right, commitment or other agreement obligating any of the Transferred
Subsidiaries to issue or transfer any shares of their respective capital stock or any securities convertible into or exercisable for any shares of their capital stock.

          3.1.5 Validity of Contemplated Transactions, etc. Except for filings as may be required under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or (ii) the Competition Act (Canada) (the "Competition Act"), and except as set forth in
Schedule 3.1.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or result in the creation or imposition of any lien upon any of the Assets under, or require the consent of any other person under, or give any person the right to terminate, modify, accelerate or otherwise adversely change the existing rights or obligations of any Business Entity under, (a) any law, ordinance, or governmental rule or regulation to which any Business Entity is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to any Business Entity or (c) the charter documents of any Business Entity or any securities issued by any Business Entity, except in the case of clauses (a) and
(b) as would not reasonably be expected to cause a Material Adverse Effect. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller.

          3.1.6 No Third-Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Assets or any interest therein, except for those contracts entered into in the ordinary course of business consistent with past practice of Seller and the Transferred Subsidiaries.

          3.1.7     Financial Statements.  Seller has
delivered to Purchaser copies of the unaudited balance sheet of the Business at December 31, 1998, and the related statements of income and cash flow for the year then ended, copies of which are attached to this Agreement (collectively referred to as the "Financial Statement") and the Interim Statement (the "Interim Statement") dated as of December 31, 1998 (the "Interim Statement Date"). The Financial Statements (and the Interim Statement to the extent applicable) comply with GAAP in all material respects and present fairly the financial condition of the Business as of such date and the results of operations for such period.
The Financial Statements and the Interim Statement contain all adjustments, which are solely of a normal recurring nature, necessary to present the financial position of the Business at and for the period then ended and the Net Working Capital consistent with GAAP.

          3.1.8     Accounts Receivable.  The accounts
receivable of Seller and the Transferred Subsidiaries arising from the Business as set forth on the Interim
Statement or arising since the date thereof are valid and genuine; have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within the terms of those agreements and at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Statement, the recorded allowance for collection losses on the Interim Statement. The allowance for collection losses on the Interim Statement has been determined in accordance with GAAP consistent with Seller's and the Transferred Subsidiaries' past practice.

          3.1.9 Inventory. All inventory of Seller and the Transferred Subsidiaries used in the conduct of the Business, including, without limitation, raw materials, work-in progress and finished goods, reflected on the Interim Statement or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business.

          3.1.10 Tax and Other Returns and Reports. To the knowledge of Seller, all material Returns (as defined below) required to be filed on or on behalf of the Seller and Transferred Subsidiaries have been duly filed and to the knowledge of the Seller such returns are true, complete and correct in all material respects. For purposes of this section, "Returns" are defined as all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with any federal, state, local, provincial or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, goods and services, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or Canada or any state or provincial or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (collectively "Taxes").

          3.1.11 Books and Records. The books, records and accounts maintained with respect to the Business accurately and fairly reflect, in reasonable detail and in all material respects, the transactions and the assets and liabilities of Seller and the Transferred Subsidiaries with respect to the Business. Seller and the Transferred Subsidiaries have not engaged in any material transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business. The minute books of the Transferred Subsidiaries contain accurate and complete records of all meetings held of, and action taken by, the stockholders, the boards of directors and the committees of the board of directors of the Transferred Subsidiaries and no meeting of any such stockholders, board of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.

          3.1.12     Existing Conditions.  Since the Interim
Statement Date, none of Seller or the Transferred
Subsidiaries has, with respect to the Business:

          (a) incurred any liabilities required by GAAP to be shown on the Interim Statement, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice;
          (b) sold, encumbered, assigned or transferred any material assets or properties that would have been included in the Assets if the Closing had been held on the Interim Statement Date or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice and except for the sale of any Excluded Assets;

          (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance, except for Permitted Liens (as defined in Section 3.1.23);

          (d) suffered any damage, destruction or loss to any Asset, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business and utilize the Assets;

          (e)  suffered a Material Adverse Effect;

          (f) received notice of any actual or threatened labor troubles, strike or other similar occurrence that would reasonably be expected to have a Material Adverse
Effect;

          (g) made any material commitments or agreements for capital expenditures or capital additions or betterments except such as may be involved in ordinary repair, maintenance or replacement of its assets;

          (h) except in the ordinary course of business consistent with past practice, increased the salaries or other compensation of, or made any advance or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

          (i) changed any of the accounting principles followed by it or the methods of applying such principles;
or

          (j) entered into any material transaction other than in the ordinary course of business consistent with past practice.

          3.1.13 Compliance with Law; Authorizations. Except as set forth on Schedule 3.1.22, each Business Entity has complied and is in compliance with each law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, provincial, local or foreign, to which the Business Entities' business, operations, assets or properties is subject ("Regulations"), except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. The Business Entities own, hold, possess or lawfully use in the operation of the Business all franchises, licenses, permits, approvals, filings, registrations and other authorizations from any governmental or regulatory official body or authority ("Authorizations") that are material to the conduct of the Business, and the Business Entities are in compliance with the terms of the Authorizations and Regulations, except where the failure to so own, hold, possess or use or to so comply would not reasonably be expected to have a Material Adverse Effect.

          3.1.14    Litigation.  Except as set forth in
Schedule 3.1.14 of the Disclosure Schedule, except as would not reasonably be expected to have a Material Adverse Effect and except as may relate to litigation with respect to Excluded Liabilities, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller, threatened against any Business Entity or which relates to the Assets or the transactions contemplated by this Agreement, nor does Seller know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding. No Business Entity is a party to or subject to, and the Assets are not subject to, the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which would reasonably be expected to have a Material Adverse Effect.

          3.1.15    Insurance.  The Business and Assets are
insured under various policies of general liability and other forms of insurance coverage as such coverage is described in Schedule 3.1.15 of the Disclosure Schedule.

          3.1.16    Contracts and Commitments.  Except as
set forth in Schedule 3.1.16 of the Disclosure Schedule, no Business Entity is a party to any written or oral:

          (a) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are used in the conduct of the Business involving in any one case $250,000 or more;

          (b) agreement, contract or commitment to sell or supply products or provide services ("Supply Contracts") in connection with the Business involving in any one case
$500,000 or more;

          (c) agreement, contract or commitment relating to the Business not otherwise listed on the Disclosure Schedule and continuing over a period of more than one year from the date hereof or exceeding $500,000 in aggregate value;

          (d) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business;

          (e) lease under which a Business Entity is either lessor or lessee relating to any material Asset or any property at which the Assets are located;

          (f)  note, debenture, bond, equipment trust
agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business, or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Business;
          (g) agreement, contract or commitment for any charitable or political contribution relating to the Business;

          (h)  commitment or agreement for any capital
expenditure or leasehold improvements in excess of $500,000 relating to the Business except as may be involved in ordinary repair, maintenance or replacement of assets;

          (i) agreement, contract or commitment limiting or restraining Seller, any Transferred Subsidiary or any successor thereto, from engaging or competing in any business nor, to Seller's knowledge, except for agreements between Seller, the Transferred Subsidiaries and their employees, is any employee of Seller or a Transferred
Subsidiary subject to any such agreement, contract or commitment;

          (j) license, franchise, distributorship or other agreement that relates to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by any Business Entity and material in the conduct of the Business; or

          (k) an employment contract or written arrangement relating to any Business Employee, or

          (l)  other material agreement, contract or
commitment relating to the Business not made in the ordinary course of business.

          Each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings listed in the Disclosure Schedule in response to this Section (collectively, the "Contracts and Commitments"), under which Purchaser is to acquire any material rights or obligations under this Agreement is valid and enforceable in accordance with its terms, each Business Entity is in substantial compliance with the provisions thereof and, to Seller's knowledge, no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.

          3.1.17    Description of and Title to Assets.
(a) Schedule 3.1.17(a) of the Disclosure Schedule sets forth materially accurate lists and summary descriptions of inventory, equipment and furniture and fixtures and other tangible personal property of each Business Entity included in the Assets as of the Interim Statement Date; and

          (b) Schedule 3.1.17(b) of the Disclosure Schedule sets forth materially accurate lists and summary descriptions of all real property and interests in real property owned, leased or otherwise held by each Business Entity exclusively for the conduct of the Business or upon which the Assets are located as of the Interim Statement Date.

          (c) The Business Entities have good and insurable (at ordinary rates) title (and with respect to GPCC, good and marketable title) to all of the Owned Real Property and good title to all of the personal property (other than leased property) constituting a part of the Assets, in each case free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances, except for Permitted Liens. All public utilities currently utilized at each Real Property give adequate service to the Real Property, and the Real Property has adequate access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Body.

          3.1.18 Limitation of Warranties and Remedies. All items of machinery, equipment and other tangible property included in the Assets are in good operating condition and state of repair, ordinary wear and tear excepted. Except for the representations and warranties set forth in this Agreement or any document executed in connection herewith, GRAPHIC PACKAGING CORPORATION AND GP HOLDINGS, INC.,EXPRESSLY DISCLAIM AND NEGATE AS TO THE ASSETS AND ALL PERSONAL PROPERTY AND FIXTURES INCLUDED IN THE SALE OF THE ASSETS (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (d) ANY RIGHTS OF PURCHASER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION. The parties hereto agree that, to the extent required by applicable law to be operative, the disclaimers of warranties contained in this
Section 3.1.18 are "conspicuous" disclaimers for the purposes of any applicable law, rule or order.

          3.1.19    Labor Matters.  Except as set forth in
Schedule 3.1.19 of the Disclosure Schedule, Seller and the
Business Entities are not parties to any collective bargaining agreement covering any Business Employee, no collective bargaining agent has been certified as a representative of any of the employees of a Business Entity and, to Seller's knowledge, no representation campaign or election is now in progress with respect to any of the employees of a Business Entity.

          3.1.20    Employee Benefit Plans and Arrangements.

          (a)  Identification of U.S. Employee Benefit
Plans. Schedule 3.1.20 of the Disclosure Schedule lists the employee benefit plans sponsored, maintained or contributed to by Seller with respect to employees paid through U.S. Payrolls. Seller has made available copies of each document that sets forth the terms of an employee benefit plan and, as applicable, its related trust, summary plan description, summary description furnished to participants and beneficiaries, insurance policies, IRS determination letters, and Forms 5500 for the most recent two years. For the purposes hereof, the term "employee benefit plan" includes all plans, funds, programs and policies providing benefits of economic value to any current employee of the Business, or beneficiary, dependent or assignee of any such employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "employee benefit plan" includes all employee welfare benefit plans within the meaning of section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of section 3(2) of ERISA but excludes Canadian Employee Benefit Plans. Each plan providing benefits which are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the plan in the Disclosure Schedule.

          (b) With respect to U.S. employee benefit plans, except as set forth in the Disclosure Schedule and except with respect to any of the following as would not reasonably be expected to have a Material Adverse Effect:

          (i)  Each employee benefit plan has been
     established, maintained and operated in all material respects in compliance with all applicable federal, provincial, state and local statutes, orders, governmental rules and regulations, including where applicable, but not limited to, ERISA and the Internal
     Revenue Code of 1986, as amended (the "Code").

          (ii) Seller, either directly or indirectly as a member of a controlled group within the meaning of Sections 414(b), (c), (m) and (o) of the Code ("Controlled Group"), does not have any liability that remains unsatisfied as of the date hereof for (A) the termination of any single employer plan under Sections 4062 or 4064 of ERISA, or withdrawal from a single employer plan under Section 4063 of ERISA, (B) any interest payments under Section 302(e) of ERISA or
     Section 412(m) of the Code, (C) any excise tax imposed by Section 4971, 4975 or 4980B of the Code, (D) any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, (E) any accumulated funding deficiency within the meaning of
     Section 412(a) of the Code, whether or not waived, or
     (F) to the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, or any employee benefit plan or any multi-employer plan (as defined in Section 3(37) of ERISA) ("Multi-Employer Plan") under Subtitle D or Subtitle E of Title IV of ERISA, under Subchapter D of Chapter 1 of Subtitle A of the Code or under Chapter 43 of Subtitle D of the Code.

          (iii) No action, suit, grievance, arbitration or other manner of litigation or claim with respect to any employee benefit plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative procedures have not been exhausted) is pending or, to Seller's knowledge, threatened or imminent against or with respect to any employee benefit plan, Seller, any member of a Controlled Group that includes Seller, or any fiduciary within the meaning of Section 3(21) of ERISA with respect to an employee benefit plan. Seller has no knowledge of any facts that could give rise to any action, suit, grievance, arbitration or any other manner of litigation or claim with respect to any employee benefit plan.

          (c)  Canadian Employee Benefit Plans.

               (i)  Schedule 3.1.20 sets forth all the
     employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, compensation payable on termination, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans, funds, programs and policies providing economic value to employees or former employees of GPCC (the "GPCC Employees") which are currently maintained by GPCC or under which GPCC has any current obligations, excluding plans established by a government entity pursuant to statute (the "Canadian Employee Benefit Plans"). No material changes have occurred to the Canadian Employee Benefit Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to the Purchaser pursuant to this Section 3.1.20, no improvements to any Canadian Employee Benefit Plan have been promised and no amendments or improvements to a Canadian Employee Benefit Plan will be made or promised prior to the Closing Date. No GPCC Employee participates in any employee benefit plan other than a Canadian Employee Benefit Plan.

               (ii) All of the Canadian Employee Benefit
     Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Canadian Employee Benefit Plans ("Applicable Canadian Benefit Laws") and in accordance with all written understandings between GPCC and the GPCC Employees. There have been no improper withdrawals, applications or transfers of assets to or from any Canadian Employee Benefit Plan or the trusts or other funding media relating thereto, and neither GPCC nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Canadian Employee Benefit Plans or the trusts or other funding media relating thereto.

               (iii)     All obligations regarding the
     Canadian Employee Benefit Plans have been satisfied, there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees are owing or exigible under any of the Canadian Employee Benefit Plans. All contributions or premiums required to be made by GPCC under the terms of each Canadian Employee Benefit Plan or by Applicable Canadian Benefit Laws, including amounts payable by GPCC on behalf of GPCC Employees or their spouses under any registered retirement savings plan, have been made in a timely fashion in accordance with Applicable Canadian Benefit Laws and the terms of the Canadian Employee Benefit Plans, and GPCC does not have, and as of Closing will not have, any liability (other than liabilities accruing after the Closing Date and liabilities with respect to an unfunded liability and a solvency deficiency under the Graphic Packaging Corporation Retirement Plan for Hourly Employees who are Members of Local 5 of Pulp & Paper Workers of Canada) with respect to any of the Canadian Employee Benefit Plans.

               (iv) No Canadian Employee Benefit Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Canadian Employee Benefit Plan required to be registered.

               (v) GPCC has made available to the Purchaser true, correct and complete copies of all the Canadian Employee Benefit Plans as amended as of the date hereof together with all related documentation including, without limitation, funding agreements, actuarial reports, funding and financial information returns and statements, advance tax rulings, plan summaries, booklets and personnel manuals, and will make available to the Purchaser all employee data necessary to administer each Canadian Employee Benefit Plan within ten business days after the execution of this Agreement, which data will be true and correct as of such date. GPCC will notify the Purchaser of any changes to such data occurring prior to the Closing Date.

               (vi) Each Canadian Employee Benefit Plan is fully funded or fully insured on both an ongoing and solvency basis, with the exception of the Graphic
     Packaging Corporation Retirement Plan for Hourly
     Employees who are Members of Local 5 of Pulp & Paper
     Workers of Canada which has an unfunded liability and solvency deficiency, calculated in accordance with the actuarial assumptions and methods used in the most recent valuation report on such plan filed with the applicable pension regulatory authorities. No insurance policy or any other contract or agreement affecting any Canadian Employee Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

               (vii)     Except as disclosed in Schedule
     3.1.20, none of the Canadian Employee Benefit Plans, other than the registered pension plans and group registered retirement savings plans identified on such schedule, provides benefits to retired GPCC Employees or to the beneficiaries or dependants of retired GPCC
     Employees.

          3.1.21    Intellectual Property Matters. To the
best of Seller's knowledge, the Business Entities, in the conduct of the Business, did not and do not utilize any patent, trademark, trade name, service mark, copyright, software, trade secret or know-how in the Business except for those listed in Schedule 3.1.21 of the Disclosure
Schedule (the "Intellectual Property"), all of which are owned or licensed by a Business Entity, or if not owned or licensed would not have a Material Adverse Effect. No
Business Entity has received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, tradename, service mark, copyright or trade secret.

          3.1.22    Environmental Matters.

          Notwithstanding the generality of any other representations and warranties in this Agreement, this
Section 3.1.22 shall be deemed to contain the only representations and warranties in this Agreement with respect to environmental matters. In addition,
Schedule 3.1.22 may contain items which are not required to be listed pursuant to the language of Section 3.1.22, and the listing of items shall not be used to interpret the type of items covered by Section 3.1.22, to provide further meaning to the term Material Adverse Effect, or to suggest that Seller has responsibility for such items. Except as set forth in Schedule 3.1.22 of the Disclosure Schedule or as otherwise disclosed or known to Purchaser and except with respect to any of the following as would not reasonably be expected to have a Material Adverse Effect and to the best of Seller's knowledge (defined for purposes of this representation and warranty as the knowledge of Paul Adams and Jill Sisson):

          (a)  No Business Entity has received written
notification from a governmental authority that it does not have all material Authorizations which are required in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, groundwater, or land).

          (b)  No Business Entity has received written
notification from a governmental authority that it is not in material compliance in the conduct of the Business with the terms and conditions of such Authorizations and Regulations relating to pollution or protection of the environment as aforesaid.

          (c) There is no civil, criminal or administrative action, suit, claim, hearing, notice of violation, or proceeding pending or overtly threatened against any Business Entity Seller in connection with the conduct of the Business relating in any way to, those laws or any regulation, code, plan, order, decree, judgment, or injunction entered, promulgated or approved thereunder.

Notwithstanding any item disclosed in Schedule 3.1.22 of the Disclosure Schedule, with respect to any asset, property, business or other matter addressed by the Asset Purchase Agreement, dated March 19, 1991, by and among Package Products Flexible Corporation, Gravure International Corporation, and Engraph, Inc., Seller makes no representation and warranty that would cover any matter, condition, event or circumstance existing prior to April 19, 1991.

          3.1.23    Real Property.

          (a) Real Property Defined. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by a Business Entity and used exclusively in connection with the Business and included in the Assets (the "Real Property") are described in Schedule 3.1.17(b) of the Disclosure Schedule.

          (b) Title to Owned Real Property. With respect to the Real Property owned by a Business Entity and used exclusively in the conduct of the Business ("Owned Real
Property"), a Business Entity has title as described in
Section 3.17(c) to such Real Property in fee simple, free and clear of all Liens, except Permitted Liens.

     "Permitted Liens" shall mean (i) liens for current real or personal property taxes not yet due and payable,
(ii) liens disclosed in Schedule 3.1.23 (a) of the Disclosure Schedule in response to this Section 3.1.23,
(iii) worker's, carrier's and materialman's liens, (iv) liens under worker's compensation, unemployment insurance, social security or other similar legislation, (v) liens, deposits, or pledges to secure performance bids, tenders, contracts, leases, surety, performance or other similar bonds or other similar obligations arising in the ordinary course of business, (vi) liens and encumbrances such as easements, license and rights of way that do not materially detract from the value of the properties used in the Business or materially interfere with the present use of the properties in the Business, and (vii) liens that will be discharged at or prior to the Closing Date.

          (c)  Leased Real Property.  With respect to the
Real Property leased by a Business Entity and used exclusively in the Business:

               (i) Seller has delivered to Purchaser a true and complete copy of every lease and sublease to which a Business Entity is a tenant or subtenant and which are included in the Assets (the "Leases") and such Leases are described in Schedule 3.1.17(b) of the Disclosure Schedule; and

               (ii) each Lease is in full force and effect and has not been assigned, modified, supplemented or amended except as listed on the Disclosure Schedule, and neither Seller nor, to Seller's knowledge, the landlord or sublandlord under any Lease is in default in any material respect under any of the Leases, and no circumstance presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

          (d) No Violations. Except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, the Real Property and the present uses thereof comply with all Regulations of all governmental bodies having jurisdiction over the Real Property, and Seller has received no notices, oral or written, from any governmental body that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate in any material respect any Regulations of any governmental body having jurisdiction over the Real Property.

          3.1.24 Availability of Documents. Seller has made available to Purchaser copies of all documents, including, without limitation, all agreements, contracts, commitments, summaries of insurance policies, leases, plans, instruments, undertakings authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor listed in the Disclosure Schedule hereto or referred to herein.

          3.1.25 Y2K. Seller has conducted a review of its computer software, computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized or software systems that are used by the Business Entities in the conduct of the Business (the "Computer Assets"). Seller has no reason to believe that the Computer Assets will malfunction, cease to function, generate incorrect data or produce incorrect results when processing, providing or receiving (1) date related data from, into or between the Twentieth and Twenty-first Centuries, or (2) date related data in connection with any valid date in the Twentieth and Twenty-first Centuries in such a manner as would have a Material Adverse Effect.

          3.1.26    Undisclosed Liabilities.  The
Transferred Subsidiaries do not have any Liabilities as defined in Section 1.4.1 and there is no basis for any present or future claim against it giving rise to any Liability except for (i) Liabilities shown on the Financial
Statements, (ii) Liabilities which have arisen after such Financial Statements in the ordinary course of business
(none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of any legal requirements), and (iii) Liabilities which do not either singly or in the aggregate exceed $20,000.

          3.1.27    Intercompany Liabilities.  At Closing,
there shall be no Liability from a Transferred Subsidiary to the Seller or any affiliate of Seller.

     3.2  Representations and Warranties of Purchaser.
Purchaser represents and warrants as of the date hereof to Seller as follows:

          3.2.1     Corporate Existence.  Purchaser is a
corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina.

          3.2.2     Corporate Power and Authorization.
Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

          3.2.3 Validity of Contemplated Transactions, etc. Except for filings as may be required under (i) the HSR Act or (ii) the Competition Act, and except as disclosed in Schedule 3.2.3 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, or give any person the right to terminate, modify, accelerate or otherwise adversely change the existing rights or obligations of Purchaser under, (a) any law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the charter documents or bylaws of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, authorization, or other instrument, document or understanding, oral or written, to which Purchaser is a party, by which Purchaser may have rights, except in the case of clause of (a), (b) and (d) as would not reasonably be expected to adversely affect Purchaser's ability to perform its obligations under this Agreement. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Purchaser.

     3.3 Investment Intent; Status. The Transferred Subsidiary Shares will be acquired hereunder solely for the account of Purchaser and its specified designees for investment, and not with a view to the resale or distribution thereof, subject to the right of Purchaser and any such designees to sell, assign, transfer or distribute any or all of the Transferred Subsidiary Shares to any corporation which is an affiliate of the Purchaser. Purchaser is an "accredited investor" within the meaning of Regulation 501 promulgated under the Securities Act of 1933, as amended.


                         ARTICLE IV
                 AGREEMENTS PENDING CLOSING.

     4.1 Agreements of Seller Pending the Closing. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Purchaser or as would not have a Material Adverse Effect:

          4.1.1     Business in the Ordinary Course.  The
Business shall be conducted solely in the ordinary course consistent with past practice. The corporate existence of the Transferred Subsidiaries will be maintained, and no Transferred Subsidiary shall issue any equity securities or rights to acquire equity securities to any person.

          4.1.2     Existing Condition.  Seller shall not
cause nor permit (to the extent within its control) to occur any of the events or occurrences described in Section 3.1.12 hereof.

          4.1.3     Maintenance of Physical Assets.  Seller
shall continue to maintain and service the physical assets used in the conduct of the Business in substantially the same manner as has been its consistent past practice.

          4.1.4     Employees and Business Relations.
Seller shall use its reasonable efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business.

          4.1.5     Maintenance of Insurance.  Seller shall
notify Purchaser of any materially adverse changes in the terms of the insurance coverage referred to on Schedule
3.1.15 of the Disclosure Schedule hereto.

          4.1.6     Maintenance of Authorizations, etc.
Seller shall use reasonable efforts to maintain in full force and effect all Authorizations currently in effect used in the conduct of the Business.

          4.1.7 Update Schedules. On or before Closing, Seller shall update the Schedules with any information that would make its representations and warranties or the Schedules in any material respect incomplete or no longer correct in any material respect after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the schedules hereto for the purposes of Article V hereof in a manner that would have a Material Adverse Effect, unless Purchaser shall have consented thereto in writing.
          4.1.8     Conduct of Business.  Seller shall
conduct the Business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true in all material respects, except as specifically contemplated by this Article IV, as though such representations and warranties were made on and as of such date. Seller shall cooperate with Purchaser and use reasonable efforts to cause all of the conditions to the obligations of Purchaser under this Agreement to be satisfied on or prior to the Closing Date.

          4.1.9 Sale of Assets; Negotiations. After the date hereof, Seller shall not, directly or indirectly, sell or encumber (except for Permitted Liens) all or any part of the Assets, other than in the ordinary course of the Business consistent with past practice or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing, and Seller shall not provide any confidential information concerning the Business or the Assets to any third party other than in the ordinary course of business. Purchaser acknowledges that Seller has provided information concerning the Business and the Assets to others under terms of confidentiality and non-use substantially similar to those contained in the Purchaser Confidentiality Agreement (as defined in Section 4.1.10) (the "Other Confidentiality Agreements") in connection with its efforts to sell the Business and the Assets, and Purchaser hereby releases Seller from any obligation or liability arising out of the breach of the Other Confidentiality Agreements by the parties thereto other than Seller or its advisors. To the extent they are assignable, the Other Confidentiality Agreements shall be assigned to Purchaser at Closing. Seller will request prior to Closing that all confidential information provided pursuant to the Other Confidentiality Agreement be returned by the recipients.

          4.1.10    Access.  Seller shall give to
Purchaser's officers, employees, counsel, accountants and other representatives reasonable access to and the right to inspect, upon reasonable notice and during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit them to consult with the officers of Seller identified on Schedule 4.1.10 of the Disclosure Schedule and accountants, counsel and agents of Seller for the purpose of making such investigation of the Business, including, without limitation, the Interim Statement, as Purchaser shall desire to make, provided that such investigation shall not unreasonably interfere with Seller's business operations. All information provided pursuant to this
Section 4.1.10 shall be subject to the confidentiality agreement signed by Purchaser (the "Purchaser Confidentiality Agreement"), which is deemed incorporated by this reference into this Agreement. Furthermore, subject to the Purchaser Confidentiality Agreement, Seller shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the affairs of the Business as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Assets as Purchaser may request from time to time.

     4.2  Agreements of Purchaser Pending the Closing.
Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Seller:

          4.2.1 Actions of Purchaser. Purchaser will not take any action that would result in a breach of any of its representations and warranties hereunder in any material respect. Purchaser shall cooperate with Seller and use reasonable efforts to cause all of the conditions to the obligations of Seller under this Agreement to be satisfied on or prior to the Closing Date.

          4.2.2 Confidentiality. Unless and until the Closing has been consummated, Purchaser will hold, and shall cause its counsel, independent certified public accountants, appraisers, investment bankers and other agents to hold in confidence any data or information made available to Purchaser with respect to the Business using the same standard of care to protect such data or information as is used to protect Purchaser's confidential information. If the transactions contemplated by this Agreement are not consummated, Purchaser agrees that it shall return or cause to be returned to Seller all written materials and all copies thereof that were supplied to Purchaser by Seller and that contain any such data or information. The provisions of the Section are in addition to the provisions contained in the Purchaser Confidentiality Agreement with respect to Seller or the Business.

          4.2.3     Financial Capacity.  Purchaser has, or
at Closing will have, funds sufficient to pay the Purchase
Price.

     4.3 Hart-Scott-Rodino Act. Within 15 days after the execution of this Agreement, Seller and Purchaser shall, in cooperation with the other, file in connection with the transactions contemplated by this Agreement any reports or notifications that may be required to be filed by them under the HSR Act, with each of the Department of Justice and the Federal Trade Commission and, if applicable, under the Competition Act (Canada) and each of Seller and Purchaser shall comply promptly with all requests for further documents and information made by the Department of Justice and the Federal Trade Commission and the Competition Bureau (Canada), and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other and shall use reasonable efforts to take or cooperate in the taking of all steps as may be necessary to expedite the termination of the waiting period under the HSR Act. Each party shall bear its own costs and expenses (including fees and disbursements of counsel) in connection with the application. In the event a suit is threatened or instituted challenging the purchase of the Business and Assets as violative of any antitrust laws, each party shall use reasonable efforts to avoid the filing of, resist or resolve such suit.

     4.4 Press Releases. Each party shall consult with the other to the extent practicable with regard to all press releases and other announcements issued at or prior to the Closing concerning this Agreement or the transactions contemplated hereby.

     4.5  Compliance with Bulk Sales Laws.  Purchaser and
Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.


                          ARTICLE V
             CONDITIONS PRECEDENT TO THE CLOSING

     5.1  Conditions Precedent to Purchaser's Obligations.
All obligations of Purchaser under this Agreement are, at its sole option, subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct, and any such representations and warranties not so qualified shall be true and correct in all material respects, at and as of the time of the Closing as if made at and as of such time, except to the extent that any representation is made as of a specified date in which case such representation shall be true and correct to the extent specified above as of such date.

          5.1.2     Compliance with this Agreement.  Seller
shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

          5.1.3 Closing Certificate. Purchaser shall have received a certificate from Seller, dated the Closing Date, certifying that the conditions specified in sections
5.1.1 and 5.1.2 hereof have been fulfilled and certifying that Seller has obtained all consents and approvals required by Section 5.1.5 hereof.

          5.1.4 No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to materially restrain or prohibit or to obtain substantial damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          5.1.5     Consents and Approvals. Seller shall
have obtained all approvals, authorizations and consents of any governmental or regulatory official, body or authority and parties to contracts as are required to consummate the transactions contemplated herein and to permit Purchaser to own and operate the Business and the Assets following the Closing except where the failure to have so obtained the same would not be reasonably expected to have a Material
Adverse Effect.

          5.1.6     HSR Act.  The waiting period under the
HSR Act shall have expired or been terminated.

          5.1.7 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for Purchaser, in the exercise of their reasonable judgment.

          5.1.8     Opinion of Counsel.  An opinion of
counsel for Seller shall have been delivered to Purchaser dated as of the Closing Date in the form agreed to by the parties.

          5.1.9 Competition Act. The applicable waiting period under Section 123 of the Competition Act (Canada) shall have expired or been earlier terminated and the Commissioner of Competition (the "Commissioner") appointed under the Competition Act (Canada) shall have issued an advance ruling certificate under Section 102 of the Competition Act (Canada) in respect of the purchase of the Purchased Assets or the Commissioner or his representative shall have advised the Purchaser (on terms and conditions and in a form satisfactory to the Purchaser) that the Commissioner does not intend to make an application under
Part VIII of the Competition Act (Canada) in respect of the purchase of Purchased Assets under this Agreement and neither the commissioner nor any of his representatives shall have rescinded or amended such advice.

     5.2  Conditions Precedent to the Obligations of Seller.
All obligations of Seller under this Agreement are, at its sole option, subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct, and any such representations and warranties not so qualified shall be true and correct in all material respects, at and as of the time of the Closing as if made at and as of such time, except to the extent that any representation is made as of a specified date in which case such representation shall be true and correct to the extent specified above as of such date.

          5.2.2     Compliance with this Agreement.
Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

          5.2.3 Closing Certificates. Seller shall have received a certificate from Purchaser dated the Closing Date certifying that the conditions specified in Sections 5.2.1 and 5.2.2 hereof have been fulfilled.

          5.2.4 No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to materially restrain or prohibit or to obtain substantial damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          5.2.5 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for Seller, in the exercise of their reasonable judgment.

          5.2.6 Competition Act. The applicable waiting period under Section 123 of the Competition Act (Canada) shall have expired or been earlier terminated and the Commissioner of Competition (the "Commissioner") appointed under the Competition Act (Canada) shall have issued an advance ruling certificate under Section 102 of the Competition Act (Canada) in respect of the purchase of the Purchased Assets or the Commissioner or his representative shall have advised the Seller (on terms and conditions and in a form satisfactory to the Seller) that the Commissioner does not intend to make an application under Part VIII of the Competition Act (Canada) in respect of the purchase of Purchased Assets under this Agreement and neither the commissioner nor any of his representatives shall have rescinded or amended such advice.

          5.2.7     HSR Act.  The waiting period under the
HSR Act shall have expired or been terminated.


                         ARTICLE VI
                        OTHER MATTERS

     6.1  Labor and Employment.

          6.1.1 Offers of Employment. Effective as of the Closing Date, Purchaser shall make an offer of initial employment to each Business Employee who is not employed by a Transferred Subsidiary and shall continue for at least 30 days the employment of employees of the Transferred Subsidiaries at the same base salary and on substantially the same other terms and conditions as in effect immediately prior to Closing. Purchaser's employment of those Business Employees who accept an offer of employment shall be deemed to commence on the Closing Date. A Business Employee who accepts an offer of employment from Purchaser or who is employed by a Transferred Subsidiary shall be referred to as a "Hired Employee".

          (a) Business Employees are hereby defined as follows: (i) all persons who are actively employed by the Business immediately before Closing; (ii) all persons who are employed by the Business who are absent from work with the Business on account of sickness or leave of absence at Closing and are released to return to work (and actually return to work) their regularly scheduled number of hours within 12 weeks from the day such employee left active employment or commenced working a reduced scheduled; (iii) all persons for whom an obligation to recall, rehire or otherwise return to employment exists under an Assumed Collective Bargaining Agreement (as defined below); and (iv) all persons who would not otherwise be employed in the Business immediately before the Closing but who, with the mutual consent of Seller and Purchaser, become employees of the Business at or before the Closing.

          (b)  After the Closing, Seller shall not be
responsible for wages, salaries, and other employee benefits for Hired Employees for service with the Purchaser after Closing. Prior to the execution of this Agreement, Seller will provide Purchaser with a preliminary list of Business Employees, and Seller and Purchaser will agree on a final list of Business Employees prior to the Closing, based upon new employees hired by the Business and departures of employees of the Business prior to Closing, and upon mutually agreed additions and deletions to such list.
Seller shall cooperate with Purchaser and shall provide information reasonably requested by Purchaser in order to enable Purchaser to hire the Hired Employees and enroll the Hired Employees in Purchaser's benefit plans.

          6.1.2 Collective Bargaining Agreements. At Closing Purchaser shall adopt and assume the collective bargaining agreements listed on Schedule 6.1.2 (or require the Transferred Subsidiaries to continue such agreements in accordance with their terms) (the "Assumed Collective Bargaining Agreements"). At and after the Closing, any obligations that may be payable under the Assumed Collective Bargaining Agreements with respect to services performed by Business Employees after the Closing shall be the sole responsibility of the Purchaser or the Transferred Subsidiaries.

          6.1.3     Workers Compensation.  At Closing,
Purchaser shall assume liability for all claims under any workers' compensation laws that occur at or after the Closing with respect to Hired Employees who are not employed by the Transferred Subsidiaries.

          6.1.4 Vacation Pay. Purchaser shall assume liability for all unpaid vacation pay earned, banked or accrued by Hired Employees who are not employed by the Transferred Subsidiaries prior to the Closing. After the Closing Seller shall have no liability for vacation pay for Hired Employees. The Purchase Price shall be decreased for the amount of earned, but unused vacation pay as of Closing, and increased for the amount of vacation paid which has not yet been earned.

          6.1.5 Plant Closing Laws. Purchaser or the Transferred Subsidiaries shall be responsible for providing any notice required, pursuant to the United States Federal Worker Adjustment and Retraining Act of 1988, and successor United States Federal law, and any other applicable law applicable plant closing notification law with respect to a layoff or plant closing relating to the Business that occurs as a result of or after the Closing. Seller shall be responsible for providing any such notice with respect to a layoff or plant closing occurring prior to the Closing.

     6.2  Employee Benefits.

          6.2.1 Seller's Obligations and Plan Assets. Seller shall pay directly to each employee of the Business, at the time or times provided by the relevant plan, that portion of all benefits that has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date and is payable to or on behalf of such employee, and Purchaser shall assume no liability therefor. Except as specifically provided in this Section 6.2, no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date.

          6.2.2 Credit for Service and Payments. All Hired Employees shall be credited with their service for Seller (i) for purposes of eligibility and vesting under any "pension benefit plans" (as defined in Section 3(2) of ERISA), and (ii) for purposes of eligibility and benefit levels under all welfare and fringe benefit plans maintained by Purchaser such as medical plans, dental plans, cafeteria plans, disability plans, vacation plans, and severance plans. In addition, Purchaser shall waive all waiting periods and pre-existing condition limitations under any health benefit plan applicable to Hired Employees and shall credit those employees for deductibles and co-pay amounts paid in the calendar year of Closing under the Seller's health benefit plan against such amounts required under any health benefit plan maintained by Purchaser that provides coverage to any Hired Employees.

          6.2.3 COBRA. Purchaser shall be responsible for the administration of and shall assume any and all obligations, if any, arising under the continuation coverage requirements of Section 4980B of the Code and Part 6 of the Title I of ERISA with respect to the Hired Employees who are employed by the Transferred Subsidiaries and their beneficiaries who are eligible to exercise their rights to such coverage following the Closing Date.

          6.2.4 401(k) Plan Transfer. If Purchaser maintains a defined contribution plan for its employees ("Purchaser's 401(k) Plan"), assets of the Seller's 401(k) plan equal to the account balances of the Hired Employees under the Seller's 401(k) plan shall be transferred to Purchaser's 401(k) Plan as soon as practicable after the Closing. Purchaser shall amend Purchaser's 401(k) Plan to ensure that all Code 411(d)(6) protected benefits are preserved with respect to the account balances of the Hired Employees being transferred and shall provide Seller with the favorable determination letter issued by the Internal Revenue Service with respect to Purchaser's 401(k) Plan. Purchaser hereby warrants and represents that the Purchaser's 401(k) Plan is qualified under Code 401(a).
Any outstanding plan loans to Hired Employees shall be transferred with the underlying accounts. The account balances of the Hired Employees shall be valued as of the date on which the transfer is made. The account balances of the Hired Employees in the Seller's 401(k) plan shall share in the earnings, appreciation and depreciation of the investment funds in which the accounts are invested for the period between the Closing and the date on which the transfer is made.

          (a)  Any benefits that are payable to Hired
Employees from the Seller's 401(k) plan after the Closing and before assets are transferred shall be paid from the Seller's 401(k) plan in the ordinary course. The amount to be transferred to the Purchaser's 401(k) Plan shall be reduced by the amount of such payments.

          (b) The account balances to be credited under Purchaser's 401(k) Plan for Hired Employees shall not be less than the account balances of the Hired Employees under the Seller's 401(k) plan as of the date on which the transfer is made. Effective on the date of the transfer of Seller's 401(k) plan assets for such employees, (i)
Purchaser's 401(k) Plan shall assume all liabilities in connection with the account balances of Hired Employees under the Seller's 401(k) plan, and (ii) Seller and the Seller's 401(k) plan shall have no further liability with respect to the account balances of Hired Employees. Seller shall have no liability with respect to Purchaser's 401(k)
Plan.

          6.2.5 Contribution to the Pension Plan. Prior to the Closing Date, GPCC shall contribute the amount determined pursuant to this Section 6.2.5 to the Graphic Packaging Corporation Retirement Plan for Hourly Employees who are Members of Local 5 of Pulp & Paper Workers of Canada (the "GPCC Pension Plan"). The amount to be contributed shall be the lesser of (a) 1,277,100 in Canadian Dollars which the November 1, 1998 actuarial valuation prepared by William M. Mercer Limited determined was the amount which will fully fund the GPCC Pension Plan on a solvency basis or
(b) the amount which will fully fund the GPCC Pension Plan on a solvency basis determined by having the November 1, 1998 actuarial valuation prepared by William M. Mercer Limited and dated January 1999 updated to August 1, 1999 using the same methodology and assumptions of that report, except that the interest rate shall be the August 1, 1999 interest rate, the market value of the assets shall be determined as of July 31, 1999, and the report will be prepared so that it can be filed with applicable pension regulatory authorities. Purchaser agrees to the filing of a revised valuation report for the GPCC Pension Plan as described in this Section 6.2.5 with the applicable pension regulatory authorities prior to the Closing Date.

     6.3 Maintenance of Books and Records. Each of Seller and Purchaser shall preserve until the seventh anniversary of the Closing Date all books and records possessed or to be possessed by such party relating to the Assets or the Business prior to the Closing Date. Such books and records shall include periods after the Closing Date, and, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party then employed and (ii) the books and records of such party but, in each case, only to the extent relating to the Assets or the Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law,
(ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party after the fourth anniversary of the Closing Date if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party. Purchaser acknowledges and agrees that it shall constitute a legitimate purpose under this Section of any request by Seller hereunder in connection with the tax returns or any audit, any litigation or investigation against Seller or an affiliate thereof involving the Assets or the Business.

     6.4 Payments Received. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing that belongs to the other party, including, without limitation, any insurance proceeds and the reimbursement, refund or other return of monies, tax refunds, tax credits or tax attributes (whether received before or after Closing) related to taxes paid to Revenue Canada prior to Closing and any funds relating to the 1988 reassessment of Graphic Packaging Canada Corporation by Revenue Canada, and each will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Assets transferred to Purchaser hereunder.

     6.5 Use of Names. From and after the Closing Date, Purchaser will not use and will not permit its affiliates to use the names "Graphic Packaging Corporation," "GP Holdings Inc.," "Graphic Packaging Canada Corporation" and "Graphic Packaging Flexible Corporation" or any names similar thereto or variants thereof, provided that Purchaser may use inventory or supplies that are Assets and which have such names included.

     6.6 Asset Acquisition Statement. The Purchase Price (including the assumption by Purchaser of the Assumed Liabilities) shall be allocated among the Assets for tax purposes in accordance with Section 1.3.3. Seller and Purchaser will follow and use such allocation in all income, sales registration and other tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Code or any regulations thereunder, Purchaser and Seller will disclose such reports to the other prior to filing with the IRS. Pursuant to the requirements of Section 1060 of the Code, Seller shall attach to its federal income tax return for its taxable year that includes the Closing Date a Form 8594 Asset Acquisition Statement disclosing the allocation of the portion of the Purchase Price paid for the Assets purchased under this Agreement. Purchaser shall attach to its federal income tax return corresponding Form 8594. Seller and Purchaser agree that allocations of the Purchase Price as set forth on each Form 8594 as attached to this Agreement are correct and will be used in preparation of Form 8594 as filed by Seller and Purchaser.

     6.7 Tax Agreements. Purchaser agrees to notify Seller of any tax adjustments resulting from an audit by any taxing authority which relate to the taxable year in which the Closing Date occurs, or an earlier taxable year, if such adjustment may affect a tax liability or tax expense of GP Holdings Inc. or Graphic Packaging Canada Corporation and to provide Seller with the information necessary to meet its U.S. federal income tax reporting obligations.

     6.8  Limitations With Respect to Graphic Packaging
Canada Corporation.

          (a) Purchaser agrees not to pass a shareholders resolution or take any other action to voluntarily liquidate the entity formerly known as GPCC or convert such entity to an entity with limited liability, prior to the year 2001.

          (b) Purchaser agrees not to make any distribution of the assets of the entity formerly known as Graphic
Packaging Canada Corporation outside the ordinary course of business, prior to the year 2001.

          (c)  Purchaser agrees to prevent the entity
formerly known as Graphic Packaging Canada Corporation from incurring liabilities outside the ordinary course of business, prior to the year 2001.

          (d)  Notwithstanding the other provisions of this
Section 6.8, Purchaser shall not be limited from selling the assets of GPCC.

     6.9 Section 116 Certificate. Seller shall, on or before the Closing Date, deliver to Purchaser a certificate issued by the Minister of National Revenue of Canada pursuant to subsection 116(2) of the Income Tax Act (Canada) (a "Section 116 Certificate") in respect of the proposed disposition by Seller of the shares of GPCC. The Section 116 Certificate shall specify as a "certificate limit" an amount not less than the Canadian dollar equivalent of US $80,000,000 calculated on the Closing Date (such Canadian dollar equivalent being hereinafter called "the GPCC Purchase Price").

          In the event that the Section 116 Certificate has not been delivered to Purchaser on or before the Closing Date, or in the event the Section 116 Certificate that is delivered does not specify a "certificate limit" that is no less than the GPCC Purchase Price, Purchaser (or its designated subsidiary) shall withhold from the GPCC Purchase Price an amount equal to 33-1/3% of the GPCC Purchase Price (the "Withheld Amount"). The Withheld Amount shall be deposited with a mutually satisfactory escrow agent ("Escrow Agent") and the amount payable by Purchaser, pursuant to subsection 116(5) of the Income Tax Act, shall be paid out of the Withheld Amount and remitted to the Receiver General of Canada on the last day that the Withheld Amount may be so remitted without interest or penalty pursuant to subsection 116(5) of the Income Tax Act (Canada) (the "Remittance Date") in the event that the Section 116 Certificate with a "certificate limit" that is no less than the GPCC Purchase Price is not delivered to the Purchaser prior to the Remittance Date. Upon delivery to the Purchaser of the Section 116 certificate with a "certificate limit" that is no less than the GPCC Purchase Price, Escrow Agent shall release the remainder of the Withheld Amount plus interest, less any applicable withholding taxes to Seller. Seller shall indemnify and save harmless the Purchaser against any claim or assessment made against it by Revenue Canada in connection with the Seller's failure to obtain a section 116 certificate on or before the Remittance Date.

     6.10 Covenant Not to Compete or Solicit Business.

          (a) In furtherance of the sale of the Business to Purchaser and to protect the value and goodwill of the Business and in consideration of the Purchaser Price, Seller
Covenants and agrees that, after the Closing:

               (i)  for a period ending on the third
     anniversary of the Closing Date, neither Seller nor any of Seller's subsidiaries, so long as they remain subsidiaries, will (whether as principal, agent, independent contract, partner or otherwise) own, manage , operate, control, participate in, or otherwise carry on, a business that produces and/or sells flexible packaging materials in North America ("Compete") excluding, however, manufacture, sale and distribution of products of the same type and for the same markets as are being manufactured in its plants in North Portland, Oregon, and Malvern, Pennsylvania on the date of this Agreement. Nothing in this Section 6.10 shall prohibit Seller or Seller's subsidiaries from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the Nasdaq national market system; and

               (ii) for a period ending on the third
     anniversary of the Closing Date, neither Seller nor any of Seller's subsidiaries will induce or attempt to persuade any supplier or customer of the Business to terminate or alter in any material and adverse respect such business relationship with Purchaser, except that Seller may market folding cartons to such customers.

          (b)  In the event Seller or any of its
subsidiaries violates any of such Person's obligations under this Section 6.10, Purchaser may proceed against such Person in law or in equity for such damage or other relief as a court may deem appropriate. Seller acknowledges that a violation of this Section 6.10 may cause Purchaser irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 6.10, Purchaser shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to preliminary and final injunctive relief against Seller or its Subsidiaries to prevent any violations of this
Section 6.10, without the necessity of posting a bond. The prevailing party in any action commenced under this
Section 6.10 shall also be entitled to receive reasonable attorneys' fees and court costs.

          (c) It is the intent and understanding of each party hereto that if, in any Proceeding before any governmental entity or arbitrator legally empowered to enforce this Section 6.10, any term, restriction, covenant or promise in this Section 6.10 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such governmental entity.

                         ARTICLE VII
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                     AND INDEMNIFICATION

     7.1  Survival of Representations and Warranties of
Seller. Subject to limitations in Section 7.5, all representations, warranties, agreements, covenants and obligations made or undertaken by Seller in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by Purchaser and shall survive the Closing hereunder and shall not merge into the performance of any obligation by any party hereto, and will remain in full force and effect.
Subject to the terms of this Article VII, Seller hereby agrees to indemnify and hold Purchaser, its affiliates and subsidiaries, their successors and assigns, and the respective officers, employees, agents and representatives of all of the foregoing harmless from and against any and all liability, loss, actual damages, punitive or exemplary damages paid to third parties, fines, penalties, obligations, payments, costs and expenses or injury and all reasonable costs and expenses (including reasonable counsel and expert fees and costs of any suit, action, claim, demand, investigation, assessment, judgment, remediation, settlement or compromise related thereto by any Person, including without limitation, any governmental entity)
("Liabilities") suffered or incurred by Purchaser or its affiliates and subsidiaries existing from:

          7.1.1     any misrepresentation, or breach of any
covenant or warranty of Seller contained in this Agreement, the Schedules or Exhibits attached hereto or in any certificate or other instrument furnished or to be furnished by Seller at Closing hereunder;

          7.1.2     any claim or debt, obligation or
liability of Seller or its affiliates existing on or before the Closing Date which is not an Assumed Liability; and,

          7.1.3     the Assumed Liabilities except for
obligations (i) under contracts disclosed to Purchaser under
Section 3.1.16 (or which would have been disclosed if such agreements meet the thresholds for disclosure under such Section) or (ii) shown on the Closing Statement or
(iii) payable to employees under Benefit Plans, or
(iv) arising after the Closing Date, or (v) arising under the Pension Plan described in Section 1.6.

          7.1.4 Notwithstanding the above, Seller shall have no obligation to indemnify Purchaser for Engraph Liabilities as defined below or environmental liabilities where the liability arises solely due to change of Environmental Law after Closing. "Environmental Laws," for purposes of this Agreement, shall mean all federal, provincial, state, local, and municipal laws, including common law, statutes, regulations, rules, orders, codes, ordinances, and by-laws that govern protection of public health, safety, or the environment or that regulate or create liability for "Hazardous Materials." "Hazardous Materials," for purposes of this Agreement, shall mean any hazardous substance, pollutant or contaminant, petroleum, including crude oil or any fraction thereof, or any other substance, material or waste that is regulated by or that creates liability under any Environmental Laws. "Engraph Liabilities" shall mean Liabilities attributable to an event, condition, occurrence or circumstance existing or originating prior to April 19, 1991, which is the Closing Date of the Asset Purchase Agreement ("Engraph Agreement"), dated March 19, 1991, by and among Package Products Flexible Corporation, Gravure International Corporation, and Engraph, Inc., relating to the assets, property, and business addressed by the Engraph Agreement, including, but not limited to the claim of Camden Square Associates for $44,051. In order to claim indemnification under
Section 7.1.4 (in addition to other requirements in Section
7.3.1),

               (a)  the claim cannot have resulted but for
the Purchaser or any Affiliate of Purchaser actively seeking through extraordinary measures to discover the matter or circumstance giving rise to the claim.

               (b)  neither party shall contact any
governmental entity or third parties, other than their own agents and representatives, without prior, reasonably prompt notice to the other, when reasonably possible within the available time constraints, provided nothing herein shall require any delay, if such delay would violate any Environmental Law.

     7.1.5 Seller shall be given the opportunity to defend and address any claim under Section 7.1.4. In the event that the defense involves a need to access the Real Property, Purchaser shall provide access to Seller, which shall not unreasonably interfere with Purchaser's operations and which is reasonably necessary to address the claim in order to achieve compliance with Environmental Laws in effect on or prior to Closing. Purchaser shall fully cooperate with Seller in defending and addressing such claims, and shall have a duty to mitigate damages.

     7.2 Survival of Representations and Warranties of Purchaser. Subject to the limitations in Section 7.5, all representations, warranties, agreements, covenants and obligations made or undertaken by Purchaser in this Agreement or in any document or instrument executed and delivered pursuant hereto are material, have been relied upon by the Seller and shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto, and will remain in full force and effect. Subject to the terms of this Article VII, Purchaser agrees to indemnify and hold Seller, its affiliates and subsidiaries, their successors and assigns, and the respective officers, employees, agents and representatives of all of the foregoing harmless from and against all liability, loss, actual damages, punitive or exemplary damages paid to third parties, fines, penalties, obligations payments, costs and expenses or injury and all reasonable costs and expenses (including reasonable counsel and expert fees and costs of any suit, action, claim, demand, investigation, assessment, judgment, remediation, settlement or compromise related thereto by any Person, including without limitation, any governmental entity) ("Liabilities") suffered or incurred by Seller or its affiliates and subsidiaries arising from:

          7.2.1     claims for personal injury (including
death) or property damage arising out of any defective products of the Business sold to third parties after the Closing Date;

          7.2.2     claims for negligent services rendered
or omissions made in services of the Business rendered to third parties, after the Closing Date;

          7.2.3 any and all Environmental Liabilities to the extent arising out of (a) conditions of or from the Real Property (whether originating on or offsite, from whatever source) after the Closing Date; (b) events or occurrences that occurred at the Real Property in connection with the operation of the Business after the Closing Date;
(c) offsite storage, treatment, transportation, recycling or disposal of Hazardous Materials generated in the operation of the Business by Purchaser, or (d) the operation of the Business or Assets by Purchaser after the Closing Date.

          7.2.4     any other claim, suit, cause of action,
investigation or proceeding of any kind whatsoever which relates to, or arises from, Purchaser or the Business or Assets after the Closing Date;

          7.2.5     any misrepresentation, or breach of any
covenant or warranty of Purchaser contained in this Agreement or any certificate or other instrument executed and delivered by Purchaser hereunder; and

          7.2.6     the Assumed Liabilities except to the
extent Seller is obligated to indemnify Purchaser under
Section 7.1.3 subject to any and all limitations on Seller's obligation to indemnify Purchaser under Section 7.5.

     7.3  Defense of Claims.

          7.3.1     Third Party Claims.

               7.3.1.1   If any party entitled to
indemnification under this Agreement (an "Indemnitee") receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an affiliate of such party (a "Third Party Claim") against such Indemnitee, against which a party is obligated to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event no later than thirty (30) calendar days after receipt of such notice of such Third Party Claim (the "Third Party Claim Notice Period"). Such Notice will describe the Third Party Claim in reasonable detail, and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The failure of any Indemnitee to give the Indemnity Notice within the Claim Notice Period shall not impair the Indemnitee's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee no later than thirty (30) calendar days after receipt of the above-described notice of such Third Party Claim, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense. If the Indemnifying Party does not elect to assume the defense by giving notice within thirty
(30) calendar days after receipt of the above-described notice of such Third Party Claim, as provided in the preceding sentence, the Indemnifying Party thereafter may elect, by providing the Indemnitee written notice, to later assume the defense of such Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to Indemnitee), and the Indemnitee will cooperate in good faith in such defense. The Indemnitee will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing at its own expense, provided that, Indemnitee shall, if the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnitee or if the Indemnifying Party proposes that the same counsel represent both the Indemnitee and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to require the Indemnifying Party to retain separate counsel for the Indemnitee (such counsel to be selected by the Indemnifying Party but reasonably satisfactory to Indemnitee) at the cost and expense of the Indemnitor. If the Indemnitee has not received written notice within such 30 calendar day period that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnitee may, at its option, elect to settle or assume such defense, assisted by counsel of its own choosing, and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Indemnifiable Losses paid or incurred in connection therewith, provided, however, no settlement shall be made without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

               7.3.1.2 If, within the 30 calendar days set forth above, an Indemnitee receives written notice from an Indemnifying Party that such Indemnifying Party has elected to assume the defense of any Third Party Claim as provided in Section 7.3.1.1, the Indemnifying Party will not be liable for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnitee. The Indemnifying Party and the Indemnitee shall jointly cooperate, at each party's own expense, in the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnitee which, if successful, would be reasonably likely to materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnitee. If a firm offer is made to settle a Third Party Claim which offer the Indemnifying Party is permitted to settle under this Section 7.3.1.2, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 30 calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, and the Indemnifying Party shall be responsible for costs and expenses paid or incurred by the Indemnitee only through the end of such 30-day period.

               7.3.1.3   Each party hereunder who has
assumed the defense of a Third Party Claim shall use all reasonable efforts to diligently defend such claims.

          7.3.2     Other Claims.  In the event any
Indemnitee should have a claim under this Article VII against any Indemnifying Party that does not involve a Third Party Claim, the Indemnitee shall promptly give written notice (the "Indemnity Notice") and the details thereof, including copies of all relevant information and documents to the Indemnifying Party within a period of thirty (30) days following the discovery of the claim by the Indemnitee (the "Claim Notice Period"). The failure by any Indemnitee to give the Indemnity Notice within the Claim Notice Period shall not impair the Indemnitee's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. The Indemnifying Party will notify the Indemnitee within a period of thirty (30) days after the receipt of the Indemnity Notice by the Indemnifying Party (the "Indemnity Response Period") whether the Indemnifying Party disputes its liability to the Indemnitee under this Article VII with respect to such claim. If the Indemnifying Party notifies the Indemnitee that it does not dispute the claim described in such Indemnity Notice, the actual Losses as finally determined will be conclusively deemed to be a liability of the Indemnifying Party under this Article VII and the Indemnifying Party shall pay the amount of such Losses to the Indemnitee on demand. If the Indemnifying Party notifies the Indemnitee within the Indemnity Response Period that the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute.

     7.4 Continued Liability for Indemnity Claims. Subject to Section 7.5.1, the liability of any Indemnifying Party hereunder with respect to claims hereunder shall continue for so long as any claims for indemnification may be made hereunder and, with respect to any such indemnification claims duly and timely made, thereafter until the Indemnifying Party's liability therefor is finally determined and satisfied.

     7.5  Limitations on Indemnification.

          7.5.1     Threshold Amount.  No amount of
indemnity shall be payable by Seller in the case of a claim by Purchaser under Section 7.1, unless, until and only to the extent that Purchaser has suffered or incurred losses
(excluding Excluded Liabilities) aggregating in excess of Five Hundred Thousand Dollars ($500,000) as a result of or arising out of the matters indemnified against in
Section 7.1.

          7.5.2     Limitation on Recovery.  In connection
with any indemnification claim by Purchaser under this Agreement, Seller shall not be liable to Purchaser under
Section 7.1 for losses for claims in an aggregate amount in excess of twenty-two million dollars ($22,000,000).

          7.5.3 Time Limits on Claims. Notwithstanding anything in this Agreement to the contrary, a claim by any Indemnitee relating to environmental matters must be made within five (5) years of the Closing Date, and any claim not made within the foregoing time period shall expire and be forever barred thereafter. Claims arising under breaches of the Representations in 3.1.10 and relating to tax matters may be brought at any time prior to sixty (60) days after the expiration of the statute of limitations applicable to such Tax. Claims arising under Sections 3.1.1, 3.1.2, 3.1.4, 3.2.1, 3.2.2 and 7.2 may be brought at any time. All other claims may be made only within two (2) years following the Closing Date.

     7.6 Exclusive Remedies. The indemnification provided in this Article VII shall be the sole and exclusive remedy after the Closing Date for monetary damages, and with respect to environmental matters for all remedies, available to any party hereto for breach of any of the terms, conditions, representations or warranties contained herein and for environmental matters. As between the parties hereto, the rights and obligations set forth in this Agreement will be the exclusive rights and obligations with respect to this Agreement, the events giving rise to this Agreement, the transactions provided for herein or contemplated hereby and for environmental matters. Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, each of the parties to this Agreement hereby releases the other and its respective affiliates, officers and directors from, and waives and discharges, any claim or cause of action, known and unknown, foreseen and unforeseen, which exists or may arise in the future, or which it otherwise might assert, including without limitation under the common law or federal or state securities laws, trade regulation laws, Environmental Laws (including but not limited to the Comprehensive Environmental Response Compensation and Liability Act or other statutes or amendments now or hereafter in effect) or other laws, by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby, except for
(i) claims or causes of action brought under and subject to the terms and conditions of this Agreement, or (ii) except with respect to environmental matters injunctive or other equitable relief (other than for rescission or rescissory or similar damages).

     7.7 No Avoidance. Seller covenants and agrees with Purchaser that: (a) it will not enter into a merger, consolidation or other reorganization unless the entity resulting therefrom is bound by the indemnity obligations of Seller set forth in this Agreement; and (b) it will not enter into any merger, consolidation or other reorganization or liquidate or dissolve or dispose of a material portion of its assets for no consideration, if as a result thereof there would be a material adverse effect on the financial ability of Seller or any successor of Seller to perform the indemnification obligations hereunder. If the recipient of the assets of Seller agrees to be bound by the indemnification, it shall be deemed conclusively that there is no material adverse effect on the financial ability of the successor.

     7.8 Effect of Representations and Warranties. The indemnification obligations of this Article VII are not limited by the representations and warranties of Article
III.


                        ARTICLE VIII
                         TERMINATION

     8.1 Termination. This Agreement may be terminated by either Seller or Purchaser, as applicable, and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

          (a)  by mutual written consent of Seller and
Purchaser;

          (b) by either Seller or Purchaser (by written notice to the other) if the Closing shall not have occurred within 90 days of the date of this Agreement, provided that no termination right under this Section shall be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to such date;

          (c) by either Seller or Purchaser (by written notice to the other) if any court of competent jurisdiction in the United States or Canada or federal, state or local governmental or regulatory body in the United States or Canada shall have issued an order, decree or ruling or taken such other action that permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

          (d) by Seller (by written notice to Purchaser), if there has been a material breach of any representation, warranty or covenant on the part of Purchaser such that the conditions set forth in Section 5.2 would not be satisfied;
and

          (e) by Purchaser (by written notice to Seller), if there has been a material breach of any representation, warranty or covenant of Seller such that the conditions set forth in Section 5.1 would not be satisfied, provided that termination pursuant to this Section shall not be effective unless Purchaser shall have given to Seller at least 30 days prior notice of its claim of default so as to afford Seller the opportunity to cure.

     8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with the provisions of Section of 8.1 hereof, this Agreement shall become null and void and have no further effect (except the Purchaser Confidentiality Agreement and Section 4.2.2 which shall survive any termination) without any liability on the part of either of the parties except as follows:

          (a) if the termination results from the willful failure to perform its obligations, hereunder, such non-performing party shall be fully liable for any and all damages, costs and expenses (including, without limitation, reasonable attorney's fees) sustained or incurred by such other party; or

          (b)  if the termination results and not as a
result of willful failure of any party to perform its obligations hereunder, but as the result of the material breach by such party of a representation, warranty, or covenant hereunder, such breaching party shall be liable to the other party for all costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement.


                         ARTICLE IX
                        MISCELLANEOUS

     9.1  Section 338(h)(10) Election.

          (a) At any time prior to Closing, Purchaser shall have the right to notify Seller in writing of its desire for Purchaser and Seller to file the election provided for by Code Section 338(h)(10) and any comparable election under state, local or foreign law (collectively and separately, the "Election") with respect to the acquisition of the shares of Graphic Packaging Flexible Corporation. Each party shall provide to the other all information necessary to permit the Election to be made. Seller and Purchaser shall, within the time periods established by applicable requirements, execute and file IRS Form 8023-A and all other forms, returns, schedules and documents as may be required to effect and preserve a timely Election.

          (b) Seller and Purchaser acknowledge and agree that for federal income tax purposes the acquisition of the Shares pursuant to the Election will be treated as a sale of the Assets of Graphic Packaging Flexible Corporation followed by a complete liquidation of Graphic Packaging Flexible Corporation into Seller. In connection with the Election and within the time periods established by applicable legal requirements, Seller and Purchaser shall act together in good faith (i) to determine and agree upon the amount of the deemed sale price of the Shares (within the meaning of Treasury Regulations 1.338(h)(10)-1(f)) and
(ii) to agree upon the proper allocations (the "Allocations") of the deemed sale price of the Shares among the Assets of Graphic Packaging Flexible Corporation in accordance with the Code and the Treasury Regulations promulgated thereunder. Neither Seller nor Purchaser, nor any of their affiliates, will take any position inconsistent with the Election, the Allocations or the amount of the deemed sales prices so determined in any Tax Return or otherwise. Within the time periods established by applicable legal requirements for making and filing the Election, the Allocations shall be set forth in
Schedule 1.3.3 to this Agreement. Any Liability for Taxes resulting from the Election will be borne by Seller, including, but not limited to, any income, franchise or similar Taxes imposed by any state, local or foreign tax authority that does not allow or respect an election under Code Section 338(h)(10) (or any comparable election under state, local or foreign law).

     9.2  Brokers' and Finders' Fees.

          (a) Seller represents and warrants to Purchaser that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby except Lehman Brothers (whose fees shall be paid by Seller), and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with any such person.

          (b) Purchaser represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Purchaser agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings, arrangements or Agreements with any such person.

     9.3 Sales, Transfer and Documentary Taxes, etc. Purchaser shall pay all costs and federal, provincial, state and local sales, excise, use, and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on Seller or Purchaser. Purchaser shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith. Seller and Purchaser shall jointly execute an election under section 167 of the Excise Tax Act (Canada) and the applicable section of the provincial sales tax legislation of the provinces of Quebec, Ontario, Manitoba and British Columbia, on the forms prescribed for such purposes along with any documentation necessary or desirable in order to effect the transfer of the Assets by Seller without payment of any Canadian goods and services tax or Canadian provincial sales tax. Purchaser shall file the election forms referred to above, along with any documentation necessary or desirable to give effect thereto, with Revenue Canada and the applicable provincial ministers of finance, together with Purchaser's goods and services tax and the applicable provincial sales tax returns for the reporting period in which the transactions contemplated herein are consummated.

     9.4 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the transactions contemplated hereby.

     9.5 Contents of Agreement; Parties in Interest; etc. This Agreement together with the Purchaser Confidentiality Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

     9.6 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser. Notwithstanding the above, Purchaser may assign part or all of its rights and obligations under this Agreement to its wholly-owned subsidiaries, provided that Purchaser shall not be released from its obligations hereunder without the written consent of Seller.

     9.7 Waiver. Any term or provision of this Agreement may be waived at any time by Seller with respect to any term that entitles Seller to the benefit thereof or by Purchaser with respect to any term that entitles Purchaser to the benefit thereof by a written instrument duly executed by such party.

     9.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile or by registered or certified mail, postage prepaid, as follows:

          If to Purchaser, to:

          Sonoco Products Company
          One North Second Street
          Hartsville, South Carolina  29550
          Attention:  President
               Facsimile:  (843) 383-7478

          With a required copy to:

          Sinkler & Boyd, P.A.
          Suite 1200, The Palmetto Center
          P.O. Box 11889
          Columbia, South Carolina  29211-1889
          Attention:  William C. Boyd, Esq.
               Facsimile:  (803) 540-7878

          If to Seller, to:

          ACX Technologies, Inc.
          16000 Table Mountain Parkway
          Golden, CO  80403
          Attention:  Jeffrey H. Coors, President
               Facsimile:     (303) 271-7101

          With a required copy to:

          ACX Technologies, Inc.
          16000 Table Mountain Parkway
          Golden, CO  80403
          Attention: Jill B. W. Sisson, Esq., General Counsel
               Facsimile:     (303) 271- 7055

          With an additional required copy to:

          Holme Roberts & Owen LLP
          1700 Lincoln, Suite 4100
          Denver CO  80203
          Attention:  W. Dean Salter, Esq.
               Facsimile:     (303) 866-0200

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, sent by facsimile (with confirmation of receipt) or three days after deposited with the United States Post Office.

     9.9 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Colorado without regard to conflicts of law principles.

     9.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.
     9.11 Headings, Gender and "Person." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

     9.12 Schedules and Exhibits.  All Exhibits and
Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     9.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.14 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

ATTEST:                       PURCHASER:

                              SONOCO PRODUCTS COMPANY



By                            By
     As its                        As its


ATTEST:                       SELLER:

                              GRAPHIC PACKAGING CORPORATION



By                            By
     As its                        As its



ATTEST                        SELLER:

                              GP HOLDINGS, INC.

By:                           By:
     As its                        As its




         DEFINITIONS TO ASSET PURCHASE AGREEMENT



            Definitions

       Adjustment Date                   Section 1.5(c)
       Arbitrator                        Section 1.5(c)
       Assets                            Section 1.1
       Assumed Liabilities               Section 1.4.1
       Authorizations                    Section 3.1.13

       Books and Records                 Section 2.2
       Business                          Recital C
       Business Subsidiaries             Section 1.1.2

       Closing                           Section 2.1
       Closing Statement of Transferred
       Assets and Assumed Liabilities    Section 1.5
       Closing Date                      Section 2.1
       Closing Payment                   Section 1.3.2
       Code                              Section 3.1.20(b)(i)
       Confidentiality Agreement         Section 4.1.10
       Contracts and Commitments         Section 3.1.16
       Controlled Group                  Section 3.1.20(b)(ii)

       employee benefit plan             Section 3.1.20(a)
       ERISA                             Section 3.1.20(a)
       Excluded Assets                   Section 1.1.2
       Excluded Liabilities              Section 1.4.2

       HSR Act                           Section 3.1.5

       Intellectual Property             Section 3.1.21
       Interim Statement of Transferred
       Assets and Assumed Liabilities    Section 3.1.7
       Interim Statement of Transferred
       Assets and Assumed Liabilities
       Date                              Section 3.1.7
       IRS                               Section 6.5

       Leases                            Section 3.1.23(c)(i)

       Material Adverse Effect           Section 3.1
       Multi-Employer Plan               Section 3.1.20(b)(ii)

       Net Working Capital               Section 1.3.1

       Other Confidentiality Agreements  Section 4.1.9

       Permitted Liens                   Section 3.1.23(b)
       person                            Section 8.11
       Purchase Price                    Section 1.3.1
       Purchaser                         Preamble
       Purchaser Confidentiality
       Agreement                         Section 4.1.10

       Real Property                     Section 3.1.23(a)
       Regulations                       Section 3.1.13


       Seller                            Preamble
       Seller's Auditors                 Section 1.5
       Seller's Documents                Section 3.1.2
       Subsidiaries                      Section 3.1.3
       Supply Contracts                  Section 3.1.16(b)

       Tax Returns                       Section 3.1.10
       Taxes                             Section 3.1.10
       Total Consideration               Section 1.3.3
       Transferred Subsidiaries          Section 1.1.2
       Transferred Subsidiary Shares     Section 3.1.4


       Unaudited ________, 1999 Balance
         Sheet                           Section 3.1.7




      DISCLOSURE SCHEDULE TO ASSET PURCHASE AGREEMENT,
   DATED AS OF ____________, 1999, BY AND BETWEEN GRAPHIC
      PACKAGING CORPORATION ("SELLER") AND ___________
                        ("PURCHASER")

 Note:   No statement is made as to the materiality, either
   individually or in the aggregate, of any item identified in the following Disclosure Schedule

                            INDEX

Schedule 1.1.1     Included Assets

Schedule 1.1.2     Excluded Assets

Schedule 1.3.3     Allocation of Purchase Price

Schedule 3.1.3     Subsidiaries

Schedule 3.1.4.    Capital Stock of Transferred Subsidiaries

Schedule 3.1.5     Seller's Required Filings

Schedule 3.1.15    Insurance

Schedule 3.1.16    Contracts and Commitments

Schedule 3.1.17    Description of Assets

            (a)  Inventory and Tangible Personal Property

            (b)  Real Property Interests

Schedule 3.1.19    Labor Matters

Schedule 3.1.20    Employee Benefit Plans

Schedule 3.1.21    Intellectual Property

Schedule 3.1.23

           (a)   Permitted Liens

Schedule 3.2.3     Purchaser's Required Filings

Schedule 4.1.10    Officers of Seller

Schedule 6.1.2     Assumed Collective Bargaining
                   Agreements